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                                                                   EXHIBIT 10.10

                             Cooperation Agreement

                                       Of

                       "Beijing Artists Online Co. Ltd."


                         Chapter 1   General Principles


3.1. In accordance with the Law of the People's Republic of China on Sino-foreign Co-operative Enterprises and the Implementation Rules thereof and relevant Chinese laws and regulations, Dinghshen Investment Co. Ltd., Houston Interweb Design, Inc. and China National Culture Net; adhering to the principles of equality and mutual benefit and following friendly consultation, agree to jointly invest in and establish a limited liability co-operative joint venture in Beifjing, the People's Republic of China ("China or PRC") and thereof enter into this moint venture Contract ("Contract") and signed formally by the three parties after China National Culture Net has establish its company.

                    Chapter 2   Parties to the Joint Venture

2.1.  The Parties to the Joint Venture:
      Hainan Dingshen Investment Co. Ltd. ("Party A"), registered in Hainan Province, PRC
      Legal address: Room 1378, Sheg Fa Zhang Building, 22 Jinlong Rd., Haikou City, Hainan Province, PRC.
      Legal representative:   Zhong, Shi Yuan
      Position:   Chairman
      Nationality:  Chinese


      Houston Interweb Design, Inc. ("Party B"), registered in the U.S.A.
      Legal address:   1770 St. James, Suite 420, Houston, TX 77056, USA
      Legal representative:  Harry White
      Position:  Chairman
      Nationality:  American

China Culture Information Net ("Party C"), registered in Beijing, PRC Legal address of the entity: No.10 Chao Yang Men Wai Da Jie, Beijing Legal representative: Sun Jia Zheng
Position:  Minister of Ministry of Culture of PRC
Nationality:  Chinese

                         Chapter 3    Name and Address

3.1. In accordance with the Law of People's Republic of China on Sino-foreign Co-operative Enterprises and other relevant Chinese laws and regulations, Party A, Party B and Party C agree to jointly establish the Beijing Artists Online Limited Liability Company ("CJV").

3.2. The CJV's Chinese name is "name in Chinese laguauge"; The English name is "Artist Online Limited Liability Company". The legal address of the CJV is: 10/D Tower B., No. 17 Dongsanhuan Nan Rd., Chaoyang Qu, Beijing 100021, PRC

3.3. The CJV is a limited liability company. The CJV shall be liable for its debts with all its assets. The parties to this contract shall undertake responsibilities with their contributed capital.

3.4. The parties to the CJV agree to share the profits, undertake risks and responsibilities of the CJV in proportion to their contributed capital.

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3.5.  The CJV has the status of a legal person of the PRC, and is subject to the jurisdiction and protection of the laws of China.


                   Chapter 4 Objectives and Scope of Business

4.1. The business Objectives of the CJV is: to promote and develop Chinese culture through the use of new and advanced Internet technology both in China and overseas; to promote and develop China music industry; to provide artists and their audiences with an unprecedented, financially sustainable music distribution and entertainment platform.

4.2. The business scope of the CJV is, through use of world leading technology such as Siteblazer web site and data base technology, to provide artists with:

        . Self design and updating of web pages, music and graphics uploading capacity;
        . Instant access of web visit statistics such as number of downloading and views, as well as the source of visitors;
        .  A communication platform between artists and their audiences;
        .  Patent protected music and advertising jingle bell technology;
        .  A complete E-commerce platform;
        . Scalable database platform to meet the increasing demand of the artists.

To engage in the website related music production, distribution, sales and advertising.

          Chapter 5  Total Amount of Investment and Registered Capital

5.1. The total amount of investment of the CJV is RMB Twenty Million (RMB20,000,000).
5.2.  The registered capital of CJV is RMB Ten Million (RMB10,000,000).
5.3.  Capital Contribution and proportion of equity interest are as follows:

      Party A shall contribute RMB5.3 Million and the expertise of business management, marketing and sales and other related technology and know-how, as the registered capital of the CJV, which shall account for fifty five percent (55%) of the registered capital

      Party B shall contribute US Dollars equivalent to RMB2.7 Million and the non exclusive SiteBlazer technology, its further development, related know-how and technical support, as the registered capital of CJV, which shall account for thirty three percent (33%0 of the registered capital;

      Party C shall contribute its expertise to provide culture consultant, to assist in the promoting and organizing of the web site of the CJV and other related works to the CJV, which shall account for eight percent (8%) of the registered capital.

5.4   Procedures to be accomplished before making capital injection

      Only after all the procedures listed below have been completed in the order in which they are listed below, would Party A and B then inject the contributed in cash to the registered capital that they have subscribed. Until the accomplishment of all the procedures listed below, Party and B have no responsibility or obligation to inject any contribution in cash to the registered capital:

      5.4.1. Approval of this Contract and Articles of Association of CJV ("AOA") by the board of directors of Hainan Dingshen Investment Co. Ltd.;

      5.4.2. Approval of this Contract and AOA by the board of directors of Houston Interweb Design, Inc.;

      5.4.3. Issuance by the Beijing Economic and Trade Commission ("Commission") of the approval to the project proposal, feasibility study report of this project, this Contract, AOA and other related documents. Other

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               necessary approval, license and certificate, which permit the use of Internet to carry out the objectives of the CJV and implementing the scope of business as defined herein.

      5.4.4. Receipt by the CJV of the Business License of Enterprise Legal Person of PRC [duplicate copy] to be issued by the Administration for Industry and Commerce;

      5.4.5. The CJV completes the tax registration, foreign exchange registration. Capital account and basic account have been opened with a designated bank.

      5.4.6. The CJV has entered into technology transfer agreement with Party A and B and has been registered with relevant Chinese authorities. If any of the procedures mentioned above is not finished within six months from the date hereof, any Party shall has the right by notice in writing to the other Parties to terminate this Contract and the AOA, without any legal liabilities.

5.5   Means and time frame of capital contribution:
      Party A and B shall obtain various approvals, permits and licenses necessary to the CJV as set forth in Article 5.4 above.

5.6 The amount of the capital contribution in cash shall be directly remitted to the capital account of the CJV to be opened with a designated bank.

5.7. The CJV shall not reduce the amount of its registered capital during the term of the CJV. As exclusion, with the unanimous approval of the Board of Directors and the approval of the original examination and approval authority, the CJV may reduce the registered capital of the CJV.

5.8.  Assignment of equity interests

      5.8.1. Without the prior consent in writing from the other two parties, no Party could transfer all or part of the contribution so subscribed or equity interest in the CJV. In case one Party intends to transfer its all or part of its contribution subscribed or equity, the other Parties shall have the pre-emptive right to purchase such contribution or equity in proportion to their contribution to the total registered capital. If only one party wants to exercise the pre-emptive right, this party can purchase all or partial shares transferred.

      5.8.2. If the other two Parties waive the pre-emptive right, the Party in question could transfer its contribution to any third party. Such transfer must obtain consent from the other two Parties, and such consent shall not be unreasonably refused. The terms and conditions of such transfer shall be no favorable than those offered to the other Party.

5.9. In case one Party intends to transfer its all or part of its equity or contribution, in addition to complying with the stipulation in Article
      5.8. above, it shall obtain approval from the original examination and approval authority and effect change of registration with the Administration for Industry and Commerce.

5.10. Without the prior consent in writing from the toher Parites, no Party may grant to any one mortgage, charge or any other form of security over its equity, contribution subscribed or any other interest in the CJV.

5.11. After the contribution has been made, a China-registered accountant shall be engaged by the CJV to verify such contribution and present a certificate of verification.


                  Chapter 6   Responsibilities of the Parties

6.1.   Party A shall be responsible for the following matters:

6.1.1. To make the contribution and on time in accordance with the terms of the Contract;

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6.1.2. To apply for all the approval to the Beijing Municipal Government and other relevant authorities in charge ofr approval in relation to this Contract and the CJV, including the operation permit of CJV, and to maintain the validation of the above approvals and permits through the term of the CJV;
6.1.3. To handle the procedures for registration and obtaining of business license of the CJV, etc.;
6.1.4. To provide qualified management personnel to be responsible for the CJV's business management and marketing and sales.
6.1.5. To be responsible for other obligations defined by this Contract and other matters entrusted by the CJV.

6.2.   Party B shall be responsible for the following matters:
6.2.1. To make the capital contribution and on time in accordance with the Contract.
6.2.2. To provide qualified technical personnel to be responsible for the CJV's technology support and development, to provide training of technicians and business personnel of the CJVl; to maintain the CJV's technical advantage through out the whole JV period together with the Party A.
6.2.3. To be responsible for other obligations defined by this Contract and other matters entrusted by the CJV.

6.3    Party C shall be responsible for the following matters:
6.3.1. To assist in CJV in the promotion and organization of relevant business and to provide the company with the necessary consultant on culture matters.
6.3.2. "Beijing Artists Online Co. Ltd." Will form a cooperative partnership relationship, and host each other's web pages respectively.
6.3.3. To be responsible for other obligations defined by this Contract.

6.4. The services provided to the CJV by each Party shall be charged on the arm's length basis.


                          Chapter 7 Board of Directors

7.1. The date on which the CJV is granted its business license shall be the date of the establishment of the Board of Directors of the CJV ("Board of Directors").
7.2. The Board of Directors shall consist of five (5) directors, three (3) appointed by Party A, one (1) appointed by Party B and one (1) by Party
       C. The Chairman of the Board of Directors ("Chairman") shall be appointed by Party A and the Vice Chairman ("Vice Chairman") shall be appointed by Party B. The Chairman, Vice Chairman and directors shall each serve for a term of three (3) years, which shall be renewable if they continue to be appointed by the respective appointing Parties.
7.3. The Chairman and the Vice-Chairman each have one vote like other directors.
7.4. The Board of Directors shall be the highest authority in the CJV and be authorized to make decision on all fundamental issues concerning the CJV. It's main responsibilities and powers are as follows:
7.4.1. To make decision on and adjust the CJV's business and develeopment plan and investment plan;
7.4.2. To decide and approve important reports from the General Manager;
7.4.3. To decide the establishment of branches;
7.4.4. To amend the Article of Association of the CJV;
7.4.5. To decide through discussion the division of or merger with other economic organization of the CJV;
7.4.6. To engage the General Manager; and Deputy General Manager;
7.4.7. To decide and approve the increase or reduction of the registered capital of the CJV;
7.4.8. To discuss and decide the termination of the CJV and to be responsible for the work as to the termination and liquidation of CJV;
7.4.9. Other major decisions that should be made by the Board of Directors.


7.5. The Board of Directors shall be convened at least once a year. An interim meeting could be convened based upon a proposal made by more than one third of the total number of directors. Any party shall inform the Board of Directors and the other two parties in writing when it appoints or replaces its directors(s).

7.6. The meeting of the Board of Directors shall take place at address of the CJV unless the Board of Directors decides otherwise.

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7.7.    The Chairman shall be responsible for convening and presiding over the meeting of the Board of Directors. If the Chairman is absent, the Vice-Chairman shall convene and pressed over the meeting.
7.8. The Board of Directors shall, 30 days in advance of a schedule meeting, give all the directors a written notice, specifying the agenda, time and place of the meeting.
7.9. No meeting of the Board of Directors shall be validly convened of effective unless a quorum consisting of at least three directors or its delegation (in case of attending by a delegation, the Chairman shall be notified seven (7) days in advance). Any resolution adopted shall be invalid when the Board of Directors can't meet the quorum.
7.10. Minutes of all the meetings shall be made in detail in writing. All the directors or delegation thereof that attend the meeting shall sign on it. The minutes shall be made in English and Chinese, and shall be filed with the CJV.
7.11. The following matter must be decided by an unanimous vote of the directors present at a Board of Directors meeting ("Special Resolution");
7.11.1. Amendments to the Articles of Association of the CJV;
7.11.2. The increase, reduction and assignment of the registered capital of the CJV;
7.11.3. The division or merger with other economic organizations of the CJV;
7.11.4. Termination and dissolution of the CJV;

7.12. Other decisions on the topics require agreement of simple majority vote by the directors present at a Board of Directors meeting.

                  Chapter 8   Business Management Organization

8.1. The CJV will have a business management organization which is comprised of general management office, a finance department and operation department. This organization will have a General Manager, two Deputy General Manager, who will be responsible for the daily operation and management under the leaedership of the Board of Directors.
8.2. The General Manager (of the CJV) shall be nominated by Party A, the first Deputy General Manager shall be nominated by Party B and the second Deputy General Manager shall be nominated by Party C and all of them shall be appointed by the Board of Directors. They shall each serve for a term of three (3) years, which shall be renewable if the continue to be appointed by the Board of Directors.
8.3. The General Manager shall not hold a concurrent position of senior management in other economic organizations, and shall no involve in activities of other economic organizations in business competition with the CJV.
8.4. The CJV will have a Chief Accountant ("Chief Accountant") which is to be appointed by the General Manager. The Chief Accountant shall be subject to leadership of and report to the General Manager. The First Deputy General Manager shall be responsible for the company's technology development and support, and report to the General Manager. The Second Deputy General Manager shall be responsible for the company's general administration, labor insurance and union, and report to the General Manager.
8.5. The Chief Accountant is responsible for directing the work of finance and accounting of the CJV, organizing the overall economic accounting of the CJV and implementing economic responsibility system. Chief Engineer is to be recommended by Party B and to be appointed by the General Manager.
8.6. The General Manager (including the First and Second Deputy General Manager) who asks for resignation shall submit a 3 months written request to the Board of Directors. General Manager, First and Second Deputy General Manager, Chief Engineer, Chief Accountant, may be dismissed by the Board of Directors at any time in case the above personnel is incapable of performing his/her work tasks, commits corruption or seriously neglects the duties of the position. The candidates for the vacated position shall be nominated by the original nomination party and to be appointed by the Board of Directors.

                   Chapter 9   Employees and Labor Management

9.1. In accordance with the Regulations on Labor Management of the Foreign Investment Enterprises and other relevant regulations, the employment, recruitment, dismissal, labor protection, labor discipline, payment, labor insurance, welfare, awards and punishment etc. of all employees of the CJV shall be, following the Board of Directors' policy, set forth in the collective or

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       individual labor contracts to be entered into by the CJV with the trade union or each of the employees, which shall be submitted to the local labor management authority for filing.

9.2. The hiring of General Manager, First and Second Deputy General Manager, Chief Engineer, Chief Accountant, their salaries, social insurance, welfare, and the standard of traveling expense, etc., shall be decided by the Board of Directors according to the stipulations of this Contract and by the simple majority vote of the Board of Directors.

9.3. The General Manager has the power to take discipline actions, such as issuing warning, recording of a demerit, reduction of salary, to the employees who break the labor discipline and regulations of the CJV, and is authorized to dismiss them in serious case.


              Chapter 10   Taxes, Financial and Auditing Matters

10.1. The CJV shall pay taxes in accordance with the stipulations of Chinese laws and other relative regulations.
10.2. The employees of the CJV shall pay individual income tax in accordance with the Law of Individual Income Tax of the PRC.
10.3. The reserve fund, expansion fund and staff welfare and bonuses fund shall be set aside by the CJV in accordance with the stipulations in the Law of the PRC on Sino-foreign Co-operative Enterprises. The ratio of allocation to be set aside each year shall be decided by the Board of Directors.
10.4. The CJV shall establish and implement the financial, accounting and auditing systems in accordance with the stipulation of the Chinese laws and regulations on finance, accounting and audit.
10.5. Financial audit of the CJV shall be conducted by a Chinese certified public accountant and reports shall be submitted to the Board of Directors and the General Manager.
10.6. Any Party has the right to engage an auditor to check and examine the accounting books of the CJV at its own expenses. The CJV shall provide convenience for such check and examination. The expenses shall be borne by the engaging Party.
10.7. All the matters related to foreign exchange of the CJV shall be handled in accordance with the stipulation of the Regulation of PRC on Foreign Exchange Control and relevant regulations and the stipulations thereof.


                        Chapter 11   Profit Distribution

11.1 After the payment of income tax pursuant to the tax laws and the allocation of the three funds to be decided by the Board of Directors, the Board of Directors shall decide the amount of profits to be distributed and the time for distribution. The portion payable to Party B will be converted into foreign exchange by the CJV and paid into such account(s) as designated by Party B.
11.2 Until the deficit of last year is made up for, the CJV shall not distribute its profits. The remaining profits of last year could be distributed together with the profit of this fiscal year.


                      Chapter 12  Trade Union Organization


12.1. Employees of the CJV shall have the right to establish trade union organization, carry out activities and allocation of union fees in accordance with the stipulations of the Trade Union Law of the PRC.

                        Chapter 13  Term and Termination

13.1. The Term of the CJV shall be thirty (30) years and will start from the date of issuance of the business license.
13.2. In case all the Parties agree to extend the term of the CJV, following a Special Resolution adopted by the Board of Directors, an application for such extension shall be submitted to the original examination and approval authority 180 days prior to the expiry of the term. An extension of the term

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        shall take effect only after approval by the original examination and approval authority and amendment of registration shall be effected with the administration of industry and commerce.
13.3. Early termination of this Contract could be made in case parties all agree that it is in the maximum interest of all the parties. The early termination of this Contract shall be subject to the Special Resolution by the Board of Directors meeting and the approval from the original examination and approval authority.

13.4. Upon the occurrence of any of the events described below, any Party could notify in writing the other Party of requesting to terminate this
        Contract:
13.4.1. Any Party seriously break this Contract or the AOA and fails to cure its default within 60 days after receiving a written request from the non-defaulting Party to cure such default;
13.4.2. The aggregate losses of the CJV are beyond the extent acceptable to any contracting Party, and each Party could not come to a written agreement as for the recapitalization of the CJV;
13.4.3. One Party goes bankrupt or is involved in court proceeding for its liquidation or dissolution or not able to continue operation or repay its liabilities;
13.4.4. One Party fails to transfer its terms of co-operation or contribution in accordance with the stipulation of this contract;
13.4.5. All of substantial part of the CJV's assets has been appropriated or confiscated by the State authority resulting in the CJV's inability to continue its operation;
13.4.6. The competent authority of or any examination and approval department of any Party requires to revise the terms of this Contract and such revision will have material adverse impact on the CJV or either Party;
13.4.7. Occurrence of unexpected accident results in the CJV's inability to operate effectively. In case any Party issue the notice requiring the termination of the Contract, all Parties shall consult with each other within two months of the issuance of the notice, trying to solve this cause for such request of termination. If all Parties can not reach an agreement on solution within the two months, Article 13.5 below could be applied.

13.5. Any non-defaulting Party could give notice to the other Party ("Acquisition Notice") offer to purchase the contribution or terms of co-operation to the CJV by such Party. To ensure the continuous operation of the CJV, the acquisition shall be conducted in accordance with the following:
13.5.1. In case all Parties come to an agreement on satisfying terms and conditions of the acquisition, the acquisition shall be conducted in accordance with the stipulation in Article 13.5.4.
13.5.2. In case the two Parties fail to come to an agreement on terms and conditions of the acquisition acceptable to all Parties withn 4 weeks from Acquisition Notice given by one Party, the terms and conditions of acquisition shall be determined in accordance with Article 13.5.3 below.
13.5.3. Each Party of the CJV shall appoint respectively an accountant or valuator dully qualified in China to evaluate the value of the CJV jointly. The appointment by each Party must be informed to the other Party in writing within 6 weeks after the Acquisition Notice. Any Party who fails to appoint an account or valuator will be deemed to waive the right of appointment. The valuation shall be completed within 4 weeks. During the process of evaluation, the CJV shall keep on operating of the CJV. The plan of evaluation should base upon the continuous operation and economic effect of the CJV.
13.5.4. The terms and condiditon of the acquisition determined in accordance with the stipulation if Article 13.5.1. pr Article 13.5.3. shall be implemented within 30 days of signing of the acquisition contract by the Parties and obtaining of necessary governmental approval(s) thereto.
13.5.5. If all Parties fail to reach an acquisition contract according to the above regulations, or fail to obtain the governmental approval within 30 days after signing of such contracts, or the buying Party fails to pay the acquisition price in full in accordance with the terms and conditions of the acquisition contract, the CJV shall be liquidated in accordance with the stipulation in Chapter 14.

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                            Chapter 14  Liquidation

14.1. In case the CJV can not keep operating continuously in accordance with the stipulation in Article 13, the CJV shall dissolute, and undergo liquidation under the direction of the liquidation committee.
14.2. At the time of expiry of the term of the CJV or the early termination of the CJV, the Board of Directors shall propose the liquidation procedures, priniciples and candidates for the liquidation committee to form the liquidation committee and liquidate all assets of the CJV.
14.3. The task of the liquidation committee is to conduct thorough examination of the CJV's assets, credits and debts, work out balance sheet and assets list and develop a liquidation plan and submit for approval to the Board of Directors.
14.4. After Liquidation, the CJV shall submit a report to the original examination and approval authority and go through the formalities with the orginal registration authority for cancellation of the CJV, return the business license and make a public announcement.


       Chapter 15  The Amendment, Alteration and Liabilities for Breach

15.1. The Amendment to this Contract and appendix hereto shall require the agreement in writing by all the Parties and the approval from the original examination and approval authority for going into effect.
15.2. In case this Contract and/or the appendix hereto cannot be performed or fully performed due to any Party's fault, such Party shall be responsible for the liabilities of the breach. If such failure to perform this Contract is attributable to all the parties, the Parties shall share the responsibilities according to the actual circumbstancses.

                          Chapter 16   Force Majeure

16.1. Should any Party be prevented from performing in whole or in part this Contract by force majeure such as earthquake, typhoon, flood, fire and war and other unforeseen events, and their occurrence and consequences are unpreventable and unavoidable, the prevented Party shall notify the other Party of the circumstance of the events by cable or telex without any delay and within 15 days thereafter provide the detailed information of the events and a valid certificate of evidence issued by the relevant public notary office for explaining the reason of its inability to perform in whole or in part or delay in performing this Contract. If an event of force major occurs, the prevented Party shall not be responsible for any loss or increased costs which the other Party may sustain by reason of such failure or delay of performance. The prevented Party shall take appropriate measures to minimize or remove the effect of force majeure and within the shortest possible time, attempt to resume performance of the obligation affected by the event of force majeure. All Parties shall, through consultations, decided whether to modify or terminate this Contract according to the effects of the events on the performance of the contract.

                          Chapter 17   Applicable Law

17.1. The formation of this Contract, its validity, interpretation, performance and settlement of disputes shall be governed by relative laws of the PRC but international practice shall be applied in the situations where Chinese laws is silent.

                       Chapter 18  Settlement of Disputes

18.1. Any disputes arising from the performance of or relevant to this Contract shall be settled through friendly consultations among all the Parties. In case no settlement could be reached through friendly consultations, the disputes should be submitted to the China International Economic and Trade Arbitration Commission for arbitration in accordance with the Commission's rules in effect at that time. The languages of the arbitration shall be Chinese and English. The arbitral award is final and binding upon both Parties.
18.2. During arbitration, the Contract shall continue to be performed, except for the matters under arbitration.

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18.3.  The non-disputing party may choose to join one of the disputing parties or not to participate in the arbitration.

                             Chapter 19  Languages

19.1. The Contract is written in both Chinese and English. Both language versions shall be equally authentic. There are ten (10) originals of this contract in each language version. Each Party shall keep two each of the both versions, and the remaining four shall be retained by the CJV and submitted to the relevant departments.


          Chapter 20  Effectiveness of the Contract and Miscellaneous

20.1. For use by the CJV of any name or mark (including but not limited to trade marks and service marks) which is the property of Party A, Party B or their associated companies or on which Party A, Party B or their associated companies are entitled to grant a license or a sub-license, the CJV shall enter into a license agreement with Party A, Party B or their associated companies (as the case may be) separately.
20.2. Each Party shall keep secret any business or technical information of confidential nature of the CJV of the other Party that comes to its knowledge. Any Party that intends to make any announcement on the matters in relation to the CJV shall obtain prior consent of the other Parties.
20.3. Each Party shall be responsible for the costs in incurs in relation to preparation and execution of this Contract.
20.4. If the telegraph, fax or telex is used by either Party to sent a notice on any matters concerning the Parties' rights and obligations, these communications shall be followed by courier or mail for confirmation by the sender. Except otherwise notified by such Party, the legal address of one Party as specified above herein shall be used for all communications purposes relating to this Contract addressed to such Party.
20.5. If there are other matters to be decided, both Parties could enter into supplementary contract, which shall come into effect on the date of approval by the examination and approval authority.
20.6. IN WITNESS WHEREOF, this Contract was executed by the legal/authorized representatives of the Parties.


For and on behalf of            Signature and the Seal
Party A
For and on behalf of            Signature and the Seal
Party B

For and on behalf of            Signature and the Seal
Party C


February 21, 2000

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